UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2010

Angiotech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Columbia	000-30334	98-0226269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1618 Station Street Vancouver, BC, Canada V6A 1B6

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (604) 221-7676

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Recapitalization Support Agreement

On October 29, 2010, Angiotech Pharmaceuticals, Inc. (“Angiotech” or the “Company”) and certain of its subsidiaries entered into the Recapitalization Support Agreement (the “Support Agreement”) with holders (the “Consenting Holders”) representing approximately 73% of the Company’s 7.75% Senior Subordinated Notes due 2014 (the “Subordinated Notes”).

The terms of the Support Agreement provide that the Company will consummate an exchange offer (the “Exchange Offer”) pursuant to which the Consenting Noteholders have agreed to exchange their Subordinated Notes for new common stock in Angiotech. The Exchange Offer will be open to all holders of the Subordinated Notes and participating noteholders would receive 90% of the new common stock of the Company issued and outstanding following the completion of the Exchange Offer, subject to potential dilution. Noteholders that agree to the terms of the Support Agreement by November 30, 2010 will be entitled to receive, as additional consideration, 3.5% of the new common stock of the Company (distributed pro rata) issued and outstanding at the completion of the Exchange Offer, subject to potential dilution. Under the terms of the Support Agreement, the Consenting Noteholders agreed, among other things, to, (i) a 30-day extension of the grace period for the payment of interest due under the Subordinated Notes prior to the occurrence of an event of default and (ii) provided the Support Agreement has not been terminated, forbear from exercising, or directing the trustee of the Subordinated Notes to exercise, any default-related rights, remedies, powers or privileges, or from instituting any enforcement actions with respect to any obligations under the indenture governing the Subordinated Notes. The Consenting Noteholders further agreed to rescind any acceleration of the Subordinated Notes.

Holders of common stock of Angiotech on the date the recapitalization transaction is completed would hold 2.5% of the issued and outstanding common stock of the Company, as well as options to acquire 10% of the new common stock with a strike price that provides for a par recovery to the noteholders, subject to a shareholder vote in favor of the recapitalization transaction or the obtaining of an exemption order, and subject to potential dilution. All existing options, warrants or other rights to purchase common stock of the Company at the completion of the recapitalization transaction will be cancelled.

Under the Support Agreement, holders of at least 98% of the aggregate principal amount of the Subordinated Notes must consent to the Exchange Offer (the “Minimum Exchange Offer Threshold”). If the Minimum Exchange Offer Threshold is not satisfied on or before January 7, 2011, the Company may be required to give effect to the proposed recapitalization transaction pursuant to a plan of arrangement under the Canada Business Corporations Act (the “CBCA”), following a continuance of Angiotech to the CBCA. Under the Support Agreement, Angiotech may also be required to pursue the completion of the proposed recapitalization transaction pursuant to a plan of compromise or arrangement under the Companies’ Creditors Arrangement Act and/or other court proceedings. The consummation of any recapitalization transaction contemplated by the Support Agreement is subject to the reasonable satisfaction or waiver of all the conditions under the Support Agreement including any governmental, court, regulatory, shareholder and third party approvals, as applicable

The consummation of any recapitalization transaction contemplated by the Support Agreement is subject to the reasonable satisfaction or waiver of all the conditions under the Support Agreement. One such condition is that the Company’s credit facility with Wells Fargo Capital Finance, LLC be amended, refinanced or replaced on such terms and with such maturity date acceptable to Angiotech and the Consenting Holders such that the new credit facility will provide the Company and its affiliates with not less than $25 million and no more than $35 million in liquidity upon implementation of the recapitalization transaction. It is also a condition that a stock-based incentive plan reasonably satisfactory to the Company and the Consenting Holders is adopted that will provide, over the life of the plan, for the grant of common stock and options of up to 15% of the new common stock, subject to potential dilution, as well as vesting and other considerations consistent with such stock-based incentive plans.

The above description of the Support Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Support Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Floating Rate Note Support Agreement

On October 29, 2010, the Company and certain of its subsidiaries entered into the Floating Rate Note Support Agreement (the “FRN Support Agreement”) with holders (the “FRN Consenting Holders”) representing approximately 51% of the Company’s Senior Floating Rate Notes due 2013 (the “Floating Rate Notes”).

The terms of the FRN Support Agreement provide that the Company will, in good faith, pursue the completion of a transaction, including by way of an exchange offer, pursuant to which the Company will offer to exchange for the FRN Consenting Holders’ Floating Rate Notes new floating rate notes (the “New Floating Rate Notes”), which will be secured by a second lien over the assets, property and undertakings of the Company and certain of its subsidiaries, subject to customary carveouts and permitted liens. The New Floating Rate Notes will be issued on substantially the same terms and conditions as the Floating Rate Notes, other than certain amendments to covenants relating to the incurrence of additional debt and definitions relating to permitted liens and change of control.

Under the FRN Support Agreement, the FRN Consenting Noteholders have agreed to, so long as the FRN Support Agreement has not been terminated, forbear from exercising, or directing the trustee of the Floating Rate Notes to exercise, any default-related rights, remedies, powers or privileges, or from instituting any enforcement actions with respect to any obligations under the indenture governing the Floating Rate Notes arising from actions relating to the recapitalization transaction contemplated by the Support Agreement with holders of the Subordinated Notes and any default that may arise under the indenture governing the Floating Rate Notes due to the Company’s failure to pay principal or interest under the Subordinated Notes.

The consummation of any exchange transaction contemplated by the FRN Support Agreement is subject to the reasonable satisfaction or waiver of all the conditions under the FRN Support Agreement.

The above description of the FRN Support Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the FRN Support Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Supplemental Indenture

On October 29, 2010, the Company and U.S. Bank National Association, as successor trustee under the Company’s subordinated note indenture, dated as of March 23, 2006 (as amended, supplemented or otherwise modified from time to time, the “Subordinated Note Indenture”), with the consent of at least a majority in aggregate principal amount outstanding of the Subordinated Notes, executed a supplement to the Subordinated Note Indenture (the “Supplemental Indenture”). The Supplemental Indenture extends the grace period for payment of interest due on the Subordinated Notes from 30 days to 60 days prior to the occurrence of an Event of Default. Angiotech expects that it will require an additional extension in order to complete the recapitalization transaction.

The above description of the Supplemental Indenture does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2010, the Company amended the key employee incentive program (the “KEIP”) discussed in Item 5.02 of the Company’s Form 8-K that was filed on October 4, 2010 (the “Prior 8-K”). Pursuant to the amended KEIP, the cash incentive awards (each, an “Award”) payable thereunder will now be paid in two installments upon the occurrence of each of the following performance milestones (each, a “Milestone”), subject to a participant’s continued employment by the Company or one of its subsidiaries through each applicable Milestone date:

•

Two-thirds (2/3) of the Award will be paid upon the consummation (the “Closing”) of the transaction contemplated by a binding agreement pursuant to which the Company will effect a transaction that will recapitalize Angiotech or otherwise restructure certain of its existing obligations, including Angiotech’s outstanding indebtedness; and

•	One-third (1/3) of the Award will be paid on the date that is 90 days following the Closing.

In addition, although Dr. William Hunter, our Chief Executive Officer, was granted an Award under the KEIP, he elected not to receive his Award in recognition of the Company’s current business needs. Except as described herein, the terms of the amended KEIP are the same as described in the Prior 8-K.

Item 8.01.	Other Events.

On October 29, 2010, the Company issued a press release announcing its entry into the Support Agreement and the FRN Support Agreement described in Item 1.01. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On October 29, 2010, the Company also issued a press release announcing selected projected financial information, which is being disclosed pursuant to the terms of the Company’s confidentiality, non-disclosure and non-use agreements that were entered into with certain holders of the Company’s Subordinated Notes in connection with its discussion of a possible recapitalization transaction. A copy of the Company’s press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K. Pursuant to the terms of these confidentiality, non-disclosure and non-use agreements, the Company is also attaching to this Current Report on Form 8-K as Exhibit 10.4 an unredacted copy of the Agreement and Plan of Merger, dated as of May 25, 2006, by and among the Company, Angiotech Pharmaceuticals (US), Inc., Quaich Acquisition, Inc. and Quill Medical, Inc.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Recapitalization Support Agreement, dated as of October 29, 2010, among Angiotech Pharmaceuticals, Inc., and the holders of senior subordinated notes signatory thereto.

10.2	Floating Rate Note Support Agreement, dated as of October 29, 2010, among Angiotech Pharmaceuticals, Inc., and the holders of floating rate notes signatory thereto.

10.3	Supplemental Indenture, dated October 29, 2010, between Angiotech Pharmaceuticals, Inc. and U.S. Bank National Association, relating to the Company’s 7.75% Subordinated Notes.

10.4	Agreement and Plan of Merger, dated as of May 25, 2006, by and among the Company, Angiotech Pharmaceuticals (US), Inc., Quaich Acquisition, Inc. and Quill Medical, Inc.

99.1	Press Release, dated October 29, 2010.

99.2	Press Release, dated October 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angiotech Pharmaceuticals, Inc. (Registrant)

Dated: November 1, 2010	By:	/S/ K. THOMAS BAILEY
	Name:	K. Thomas Bailey
	Title:	Chief Financial Officer